Exhibit 99.1

Contact: Sam Fisch, Director of Investor Relations 800-972-0538

Veru Reports Record Fiscal 2020 Fourth Quarter and

Record Full-Year Financial Results

—FY20 Full-Year Net Revenues and Gross Profit Achieve Historical Highs

of $43 Million and $31 Million, Respectively—

— Robust Growing Prescription Sales of FC2 Key Growth Driver;

Product Sales Expected to Continue Strong Upward Trajectory—

—Company’s Late Clinical Stage Oncology Drug Pipeline Advancing—

—Company Sells PREBOOST Business for $20 Million—

—Company to Host Investor Conference Call Today at 8 AM ET—

MIAMI – December 9, 2020 – Veru Inc. (NASDAQ: VERU), an oncology biopharmaceutical company with a focus on developing novel medicines for the management of cancer, today announced record net revenues and gross profit for its fiscal 2020 fourth quarter and full year ended September 30, 2020.

Fourth-Quarter Financial Highlights: Fiscal 2020 vs Fiscal 2019

•	Net revenues increased 35% to $11.7 million from $8.7 million

•	FC2 prescription net revenues climbed 87% to $8.7 million from $4.7 million

•	Gross profit rose 64% to $9.6 million from $5.8 million

•	Gross margin increased to 81% of net revenues from 67% of net revenues

•

Operating loss was $11.3 million, which includes a $14.1 million non-cash impairment charge related to intangible assets. Adjusted operating income, which excludes the non-cash impairment charge, was $2.8 million versus an operating loss of $1.5 million

•	Net loss, which includes the non-cash impairment charge, was $11.8 million, or $0.17 per share, compared with $3.1 million, or $0.05 per share

Full-Year Financial Highlights: Fiscal 2020 vs Fiscal 2019

•	Net revenues rose 34% to $42.6 million from $31.8 million

•	FC2 prescription sales climbed 93% to $27.1 million from $14.1 million

•	Gross profit rose 42% to $30.8 million from $21.7 million

•	Gross margin increased to 72% of net revenues from 68% of net revenues

•

Operating loss was $14.7 million, which included a $14.1 million non-cash impairment charge related to intangible assets. Adjusted operating loss, which excludes the non-cash impairment charge, narrowed to $0.6 million from $6.4 million

•	Net loss, which includes the non-cash impairment charge, was $19.0 million, or $0.28 per share, compared with $12.0 million, or $0.19 per share

“We reported stellar financial results for both the fiscal 2020 fourth quarter and full year largely driven by strong sales of our FC2 product,” said Mitchell Steiner, M.D., Chairman, President and Chief Executive Officer. “In particular, prescription sales of FC2 sharply increased, helping to raise our gross margin in the recently completed fourth quarter to more than 81% of total net revenues. We anticipate further growth of prescription FC2 sales in the coming year.”

Company Sells PREBOOST Business

The Company has completed the sale of its PREBOOST® for the treatment of premature ejaculation business to Roman Health Ventures Inc. for $20 million in cash, consisting of $15 million paid at closing, $2.5 million payable 12 months after closing and $2.5 million payable 18 months after closing.

“Proceeds from the transaction, along with current cash and anticipated cash flow from operations, are expected to be sufficient to self-fund our existing drug product development program, without the need for a new equity financing, until at least the end of fiscal year 2022,” said Dr. Steiner. “We plan to continue to generate robust growing revenues from our sexual health business which as a standalone business would be very valuable. Coming off a record year of $42.6 million in net revenues with a gross margin of 72%, and expecting another record year in fiscal year 2021, we could have options to monetize the business as we did with the PREBOOST business.”

“Veru has evolved into a late clinical stage oncology drug development and commercialization company, having made excellent progress on our development program. Our multiple drug candidates continue to advance, and we are confident that we will achieve significant milestones in 2021. The Company expects it will have sufficient resources generated from our sexual health business and existing sources of cash to fund clinical development of all our registration clinical trials without the need for new equity financing through the end of fiscal year 2022.”

Some Pharmaceutical Pipeline Recent Highlights:

The Company expects to issue a news release later today with a more detailed update on its pipeline of late clinical stage drug candidates including the in-licensing of a novel late clinical stage breast cancer drug product entering a Phase 3 clinical trial.

TADFYN™ (Tadalafil 5mg and Finasteride 5mg Combination Capsule) for the Treatment of Lower Urinary Tract Symptoms Caused by Benign Prostatic Hyperplasia (BPH)

The Company had a successful pre-NDA meeting with the FDA last year and the 12-month stability testing on three manufacturing / commercial batches required by the FDA is being completed. We expect to submit the NDA for TADFYN™ in the first quarter of calendar year 2021 and plan to launch, if approved, via telemedicine channels in late calendar year 2021.

VERU-111 for Metastatic Castration and Androgen Targeting Agent Resistant Prostate Cancer

In September, the Company announced that it had fully enrolled a Phase 2 clinical trial of VERU-111, its novel, oral, targeting alpha and beta tubulin of microtubules to disrupt the cytoskeleton (cytoskeleton disruptor for metastatic castration and androgen receptor targeting agent resistant prostate cancer. In both the Phase 1b study (n=39) and in the Phase 2 study (n=41), VERU-111 63mg oral daily continuous dosing for 21 day cycles has been well tolerated with no reports of neutropenia and neutrotoxicity and has demonstrated promising efficacy with evidence of PSA declines and objective and durable tumor responses. The Company has received input from the FDA and anticipates initiating a Phase 3 VERU-111 VERACITY registration clinical trial during the first quarter of calendar 2021.

VERU-100 Androgen Deprivation Therapy for Advanced Prostate Cancer

VERU-100 is a long-acting GnRH antagonist peptide formulation administered as a small volume, three-month depot subcutaneous injection without a loading dose. There are no GnRH antagonist depot injectable formulations commercially approved beyond a one-month duration. The Company anticipates initiating a Phase 2 trial to evaluate VERU-100 dosing in the first quarter of calendar year 2021 and a Phase 3 registration clinical trial during the second half of calendar year 2021.

VERU-111 COVID-19: Phase 2 Clinical Trial

The Company is also developing VERU-111 for COVID-19 patients at high risk for acute respiratory distress syndrome (ARDS). The drug’s dual antiviral and anti-inflammatory action has the potential to broadly treat the cytokine storm associated with high COVID-19 mortality rates. The Company is close to completing enrollment of a Phase 2 clinical trial to assess the efficacy of VERU-111 in combating COVID-19 in patients at high risk for ARDS.

Impairment Charge

During the fourth quarter the Company took a one-time, non-cash impairment charge of $14.1 million related to in process research and development associated with the financial accounting for the Aspen Park Pharmaceuticals, Inc. acquisition, all as further described in the Company’s Form 10-K for the fiscal year ended September 30, 2020. The non-cash charge is primarily related to the Company’s decision to prioritize clinical development for late clinical stage oncology drug development candidates with greater market differentiation, larger markets, and higher profit potential.

Non-GAAP Financial Information

Certain financial results for fiscal years 2020 and 2019 are presented on both a reported and a non-GAAP, adjusted basis. Reported results were prepared in accordance with U.S. GAAP and include all revenue and expenses recognized during the period. The non-GAAP results are adjusted to exclude the one-time, non-cash impairment charge in the fourth quarter of fiscal year 2020. Management believes non-GAAP financial measures provide useful information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the Company’s business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company has reconciled these non-GAAP financial measures to the nearest reported GAAP measures in the reconciliation table below.

Event Details

Veru Inc. will host a conference call today at 8 a.m. ET to review the Company’s performance. Interested investors may access the call by dialing 800-341-1602 from the U.S. or 412-902-6706 from outside the U.S. and asking to be joined into the Veru Inc. call. The call will also be available through a live, listen-only audio broadcast via the Internet at www.verupharma.com. A playback of the call will be archived and accessible on the same website for at least three months. A telephonic replay of the conference call will be available, beginning the same day at approximately 12 p.m. (noon) ET by dialing 877-344-7529 for U.S. callers, or 412-317-0088 from outside the U.S., passcode 10149625, for one week.

The Company does not expect to update the guidance provided above regarding its expectation that it will not need a new equity financing. The Company notes that the statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the “Safe Harbor” Statement below.

About Veru Inc.

Veru Inc. is an oncology biopharmaceutical company with a focus on developing novel medicines for the management of cancer. The Veru prostate cancer pipeline includes VERU-111, VERU-100, and Zuclomiphene citrate. VERU-111 is an oral, first-in-class, new chemical entity that targets, crosslinks, and disrupts alpha and beta tubulin subunits of microtubules to disrupt the cytoskeleton (cytoskeleton disruptor). VERU-111 is being evaluated in open label Phase 1b and Phase 2 clinical trials in men with metastatic castration and androgen receptor targeting agent resistant prostate cancer. The Phase 1b clinical study completed enrollment of 39 men and is ongoing. The Phase 2 clinical trial has completed the enrollment of 41 men who have metastatic castration resistant prostate cancer and who have also become resistant to at least one novel androgen receptor targeting agent, such as abiraterone, enzalutamide, or apalutamide but prior to IV chemotherapy, and is ongoing. VERU-100 is a novel, proprietary peptide formulation designed to address the current limitations of commercially available androgen deprivation therapies (ADT) for advanced prostate cancer. VERU-100 is a long-acting gonadotropin-releasing hormone (GnRH) antagonist administered as a small volume, 3-month depot subcutaneous injection without a loading dose. VERU-100 immediately suppresses testosterone with no testosterone surge upon initial or repeated administration — a problem which occurs with currently approved luteinizing hormone-releasing hormone (LHRH) agonists used for ADT. There are no GnRH antagonists commercially approved beyond a one-month injection. A Phase 2 trial to evaluate VERU-100 dosing is anticipated to begin in the first quarter of calendar year 2021. Zuclomiphene citrate is an oral nonsteroidal estrogen receptor agonist being developed to treat hot flashes, a common side effect caused by ADT in men with advanced prostate cancer. The Company is planning for an End of Phase 2 meeting with the FDA. VERU-111 is also being evaluated in a Phase 2 clinical trial to assess the efficacy of VERU-111 in combating COVID-19 in subjects at high risk for ARDS.

Veru is also advancing the Tadalafil and Finasteride combination capsule (TADFYN™) for the administration of tadalafil 5mg and finasteride 5mg oral daily dosing for benign prostatic hyperplasia (BPH). Tadalafil (CIALIS®) is currently approved for treatment of BPH and erectile dysfunction and finasteride is currently approved for treatment of BPH (finasteride 5mg PROSCAR®) and male pattern hair loss (finasteride 1mg PROPECIA®). The Company had a successful pre-NDA meeting with the FDA last year and the 12-month stability testing on three manufacturing/commercial batches required by FDA is being completed. The Company expects to submit the NDA for TADFYN™ in the first quarter of calendar year 2021 and plans to launch, if approved, via telemedicine channels in late calendar year 2021.

The Company’s commercial product is the FC2 Female Condom / FC2 Internal Condom® (“FC2”), an FDA-approved product for the dual protection against unintended pregnancy and the transmission of sexually transmitted infections. The Company’s Female Health Company Division markets and sells FC2 commercially and in the public health sector both in the U.S. and globally. In the U.S., FC2 is available by prescription through multiple third party telemedicine and internet pharmacy providers, retail pharmacies, as well as OTC via the Company’s website at www.fc2.us.com. In the global public health sector, the Company markets FC2 to entities, including ministries of health, government health agencies, U.N. agencies, nonprofit organizations and commercial partners, that work to support and improve the lives, health and well-being of women around the world. To learn more about Veru products please visit www.verupharma.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding the Company’s anticipation that it will not need new equity financing until at least the end of fiscal year 2022, options to monetize the FC2 business, the regulatory pathway to secure FDA approval of the Company’s drug candidates, the anticipated timeframe for clinical studies and FDA submissions, clinical study results including potential benefits and the absence of adverse events, and the expectation of further growth of prescription FC2 sales. Any forward-looking statements in this release are based upon the Company’s current plans and strategies and reflect the Company’s current assessment of the risks and uncertainties related to its business and are made as of the date of this release. The Company assumes no obligation to update any forward-looking statements contained in this release because of new information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: risks related to the development of the Company’s product portfolio, including clinical trials, regulatory approvals and time and cost to bring to market; potential delays in the timing of and results from clinical trials and studies, including potential delays in the recruitment of patients and their ability to effectively participate in such trials and studies due to COVID-19, and the risk that such results will not support marketing approval and commercialization; potential delays in the timing of any submission to the FDA and regulatory approval of products under development and the risk that disruptions at the FDA caused by the COVID-19 pandemic may delay the review of submissions or approvals for new drugs; the risk of a delay or failure in reaching agreement with the FDA on the design of a clinical trial or in obtaining authorization to commence a clinical trial; clinical results or early data from clinical trials may not be replicated or continue to occur in additional trials or may not otherwise support further development in the specified product candidate or at all; our pursuit of a COVID-19 treatment candidate is at an early stage and we may be unable to develop a drug that successfully treats the virus in a timely manner, if at all; risks related to our commitment of financial resources and personnel to the development of a COVID-19 treatment which may cause delays in or otherwise negatively impact our other development programs, despite uncertainties about the longevity and extent of COVID-19 as a global health concern; government entities may take actions that directly or indirectly have the effect of limiting opportunities for VERU-111 as a COVID-19 treatment, including favoring other treatment alternatives or imposing price controls on COVID-19 treatments; the risk that the Company’s products may not be commercially successful; risks related to the impact of the COVID-19 pandemic on our business, the nature and extent of which is highly uncertain and unpredictable; risks relating to the ability of the Company to obtain sufficient financing on acceptable terms when needed to fund development and operations, including our ability to secure timely grant or other funding to develop VERU-111 as a potential COVID-19 treatment; product demand and market acceptance; competition in the Company’s markets and therapeutic areas and the risk of new or existing competitors with greater resources and capabilities and new competitive product approvals and/or introductions; the risk that the Company will be affected by regulatory developments, including a reclassification of products; price erosion, both from competing products and increased government pricing pressures; manufacturing and quality control problems; compliance and regulatory matters, including costs and delays resulting from extensive governmental regulation, and effects of healthcare insurance and regulation, including reductions in reimbursement and coverage or reclassification of products; some of the Company’s products are in development and the Company may fail to successfully commercialize such products; risks related to intellectual property, including the uncertainty of obtaining patents, the effectiveness of the patents or other intellectual property protections and ability to enforce them against third parties, the uncertainty regarding patent coverages, the possibility of infringing a third party’s patents or other intellectual property rights, and licensing risks; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay, restructuring or substantial delayed payments; the risk that delays in orders or shipments under government tenders or the Company’s U.S. prescription business could cause significant quarter-to-quarter variations in the Company’s operating results and adversely affect its net revenues and gross profit; a governmental tender award indicates acceptance of the bidder’s price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount or award; penalties and/or debarment for failure to satisfy tender awards; the Company’s reliance on its international partners and on the level of spending by country governments, global donors and other public health organizations in the global public sector; risks related to concentration of accounts receivable with our largest customers and the collection of those receivables; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company’s production capacity, efficiency and supply constraints and interruptions, including potential disruption of production at the Company’s and third party manufacturing facilities and/or of the Company’s ability to timely supply product due to labor unrest or strikes, labor shortages, raw material shortages, physical damage to the Company’s and third party facilities, COVID-19 (including the impact of COVID-19 on suppliers of key raw materials), product testing, transportation delays or regulatory actions; risks related to the costs and other effects of litigation, including product liability claims; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions, dispositions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. These documents are available on the “SEC Filings” section of our website at www.verupharma.com/investors.

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FINANCIAL SCHEDULES FOLLOW

Veru Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2020	September 30, 2019

Cash and cash equivalents	$13,588,778	$6,295,152
Accounts receivable, net	5,227,237	5,021,057
Inventory, net	6,704,134	3,647,406
Prepaid expenses and other current assets	1,494,541	1,843,297

Total current assets	27,014,690	16,806,912

Property and equipment, net	312,691	351,895
Operating lease right-of-use assets	1,352,315	—
Deferred income taxes	9,466,800	8,433,669
Intangible assets, net	5,752,127	20,168,495
Goodwill	6,878,932	6,878,932
Other assets	766,120	988,867

Total assets	$51,543,675	$53,628,770

Accounts payable	$2,812,673	$3,124,751
Accrued expenses and other current liabilities	4,385,632	5,509,575
Credit agreement, short-term portion	5,841,874	5,385,649
Residual royalty agreement, short-term portion	1,100,193	—
Operating lease liability, short-term portion	586,769	—

Total current liabilities	14,727,141	14,019,975

Credit agreement, long-term portion	—	2,886,382
Residual royalty agreement	5,617,494	3,845,518
Operating lease liability, long-term portion	990,020	—
Other liabilities	97,704	543,759

Total liabilities	21,432,359	21,295,634

Total stockholders’ equity	30,111,316	32,333,136

Total liabilities and stockholders’ equity	$51,543,675	$53,628,770

Veru Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019

Net revenues	$11,749,186	$8,728,403	$42,592,060	$31,803,387

Cost of sales	2,187,039	2,895,670	11,805,202	10,146,565

Gross profit	9,562,147	5,832,733	30,786,858	21,656,822

Operating expenses	20,831,918	7,290,308	45,533,552	28,092,716

Operating loss	(11,269,771)	(1,457,575)	(14,746,694)	(6,435,894)

Non-operating expenses	(1,671,834)	(2,024,022)	(5,305,282)	(5,885,405)

Loss before income taxes	(12,941,605)	(3,481,597)	(20,051,976)	(12,321,299)

Income tax benefit	(1,109,060)	(421,140)	(1,078,441)	(303,933)

Net loss	$(11,832,545)	$(3,060,457)	$(18,973,535)	$(12,017,366)

Net loss per basic and diluted common share outstanding	$(0.17)	$(0.05)	$(0.28)	$(0.19)

Basic and diluted weighted average common shares outstanding	69,863,681	65,037,604	66,753,450	63,323,127

Veru Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended September 30,
	2020	2019

Net loss	$(18,973,535)	$(12,017,366)

Adjustments to reconcile net loss to net cash used in operating activities	21,389,716	8,096,208

Changes in operating assets and liabilities	(4,346,276)	(1,564,049)

Net cash used in operating activities	(1,930,095)	(5,485,207)

Net cash used in investing activities	(105,760)	(108,517)

Net cash provided by financing activities	9,329,481	8,129,367

Net increase in cash	7,293,626	2,535,643

Cash at beginning of period	6,295,152	3,759,509

Cash at end of period	$13,588,778	$6,295,152

Veru Inc.

Operating Income (Loss) by Segment

(unaudited)

	Three Months Ended September 30, 2020
	Sexual Health Business	Research & Development	Corporate	Total
Net revenues
FC2	$10,963,903	$—	$—	$10,963,903
PREBOOST	785,283	—	—	785,283

Total net revenues	11,749,186	—	—	11,749,186

Cost of sales	2,187,039	—	—	2,187,039

Gross profit	9,562,147	—	—	9,562,147

Operating expenses	1,119,483	3,264,429	16,448,006	20,831,918

Operating income (loss)	$8,442,664	$(3,264,429)	$(16,448,006)	$(11,269,771)

	Three Months Ended September 30, 2019
	Sexual Health Business	Research & Development	Corporate	Total
Net revenues
FC2	$8,467,311	$—	$—	$8,467,311
PREBOOST	261,092	—	—	261,092

Total net revenues	8,728,403	—	—	8,728,403

Cost of sales	2,895,670	—	—	2,895,670

Gross profit	5,832,733	—	—	5,832,733

Operating expenses	1,144,811	3,658,478	2,487,019	7,290,308

Operating income (loss)	$4,687,922	$(3,658,478)	$(2,487,019)	$(1,457,575)

(Continued)

Veru Inc.

Operating Income (Loss) by Segment

(unaudited)

	Year Ended September 30, 2020
	Sexual Health Business	Research & Development	Corporate	Total
Net revenues
FC2	$40,556,818	$—	$—	$40,556,818
PREBOOST	2,035,242	—	—	2,035,242

Total net revenues	42,592,060	—	—	42,592,060

Cost of sales	11,805,202	—	—	11,805,202

Gross profit	30,786,858	—	—	30,786,858

Operating expenses	4,291,732	16,871,057	24,370,763	45,533,552

Operating income (loss)	$26,495,126	$(16,871,057)	$(24,370,763)	$(14,746,694)

	Year Ended September 30, 2019
	Sexual Health Business	Research & Development	Corporate	Total
Net revenues
FC2	$30,919,366	$—	$—	$30,919,366
PREBOOST	884,021	—	—	884,021

Total net revenues	31,803,387	—	—	31,803,387

Cost of sales	10,146,565	—	—	10,146,565

Gross profit	21,656,822	—	—	21,656,822

Operating expenses	4,956,947	13,973,938	9,161,831	28,092,716

Operating income (loss)	$16,699,875	$(13,973,938)	$(9,161,831)	$(6,435,894)

(Concluded)

Veru Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Operating income (loss) reconciliation:
GAAP operating loss	$(11,269,771)	$(1,457,575)	$(14,746,694)	$(6,435,894)
Impairment of intangible assets	14,100,000	—	14,100,000	—

Non-GAAP adjusted operating income (loss)	$2,830,229	$(1,457,575)	$(646,694)	$(6,435,894)